Exhibit 23.19
CONSENT OF AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Vista Gold Corp. of our report to the shareholders of Midas Gold Corp. (“Midas”) dated March 13, 2012, relating to the consolidated statement of financial position of Midas as at December 31, 2011, and the consolidated statements of net loss and comprehensive loss, changes in equity and cash flows for the year then ended.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Chartered Accountants
Vancouver, Canada
September 28, 2012